                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement            [_]Confidential, for Use of the
                                             Commission Only (as Permitted by
                                             Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             United Rentals, Inc.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                             [LOGO] UNITED RENTALS

                             UNITED RENTALS, INC.
                          Five Greenwich Office Park
                         Greenwich, Connecticut 06830

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

TO OUR STOCKHOLDERS:

  The annual meeting of stockholders of United Rentals, Inc., will be held at The St. Regis Hotel, Two East 55th Street, New York, New York 10022, on June 5, 2001, at 10:00 a.m. local time, for the following purposes:

  1. election of five directors by the holders of our common stock and Class B-1 Perpetual Convertible Preferred Stock;

  2. election of two directors by the holders of our Series A Perpetual Convertible Preferred Stock;

  3.approval of our 2001 Senior Stock Plan;

  4. ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2001; and

  5. transaction of such other business as may properly be brought before the meeting or any adjournment thereof.

  The meeting may be adjourned from time to time and at any reconvened meeting action with respect to the matters specified in this notice may be taken without further notice to stockholders except as may be required by our by-laws. Stockholders of record at the close of business on April 27, 2001 are entitled to notice of, and to vote on, all matters at the meeting and any reconvened meeting following any adjournments thereof.

                                          By Order of the Board of Directors,


[LOGO OF JOHN N. MILNE]
                                          JOHN N. MILNE
                                          Corporate Secretary

April 30, 2001

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE.

                             UNITED RENTALS, INC.
                          Five Greenwich Office Park
                         Greenwich, Connecticut 06830

                                                                 April 30, 2001

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

  This proxy statement is furnished in connection with the solicitation by the board of directors of United Rentals, Inc., of proxies to be voted at our 2001 annual meeting of stockholders to be held at The St. Regis Hotel, Two East 55th Street, New York, New York 10022, on June 5, 2001, at 10:00 a.m. local time and at any reconvened or rescheduled meeting following any adjournment, continuation or postponement thereof. This proxy statement and the accompanying materials are being mailed on or about May 1, 2001.

Record Date

  The record date for determining stockholders entitled to notice of, and to vote at, the meeting has been established as the close of business on April 27, 2001.

Voting Securities Outstanding on Record Date

  Set forth below is information concerning our outstanding voting securities.

  Common Stock. As of the record date, there were 70,089,240 shares of our common stock outstanding.

  Series A Preferred. As of the record date, there were 300,000 shares of our Series A Perpetual Convertible Preferred Stock ("Series A Preferred") outstanding. Each share of Series A Preferred is convertible into 40 shares of common stock (subject to adjustment). On the record date, the outstanding shares of Series A Preferred were convertible into an aggregate of 12,000,000 shares of common stock.

  Series B Preferred (Class B-1). As of the record date, there were 105,252 shares of our Class B-1 Perpetual Convertible Preferred Stock ("B-1 Preferred") outstanding. Each share of B-1 Preferred is convertible into 33 1/3 shares of common stock (subject to adjustment). On the record date, the outstanding shares of B-1 Preferred were convertible into an aggregate of 3,508,400 shares of common stock.

Right to Vote

  The right of the holders of our securities to vote at the meeting is as follows:

  Election of five directors by the holders of our common stock and B-1 Preferred. One of the matters to be considered at the meeting is the election of five directors by the holders of our common stock and B-1 Preferred. The holders of the common stock and the holders of the B-1 Preferred will have the right to vote together, as a single class, for the election of these directors. With respect to this matter, (i) each holder of record of common stock as of the record date will be entitled to one vote for each share held and (ii) each holder of record of B-1 Preferred as of the record date will be entitled to 33 1/3 votes for each share held. The holders of the Series A Preferred will not have the right to vote on this matter.

  Election of two directors by the holders of our Series A Preferred. One of the matters to be considered at the meeting is the election of two directors by the holders of our Series A Preferred. Only the holders of the Series A Preferred (and not the holders of the common stock or the B-1 Preferred) will have the right to vote on this matter. With respect to this matter, each holder of record of Series A Preferred as of the record date will be entitled to one vote for each share held.

  All Other Matters. The holders of the common stock, the Series A Preferred and the B-1 Preferred will have the right to vote together, as a single class, on all matters properly brought before the meeting, other than election of directors. With respect to these matters, (i) each holder of record of common stock as of the record date will be entitled to one vote for each share held,
(ii) each holder of record of Series A Preferred as of the record date will be entitled to 40 votes for each share held and (iii) each holder of record of B-1 Preferred as of the record date will be entitled to 33 1/3 votes for each share held.

Quorum

  The presence at the meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote thereat will constitute a quorum for the transaction of business. If a share is deemed present at the meeting for any matter, it will be deemed present for all other matters. Shares held by a nominee for a beneficial owner that are voted on any matter and abstentions will be included in determining the number of shares present. Shares held by a nominee for a beneficial owner that are not voted on any matter will not be included in determining the number of shares present.

Right to Revoke Proxies

  Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving us written notice of such revocation, (b) voting in person at the meeting or (c) executing and delivering to us a later-dated proxy. Written revocations and later-dated proxies should be sent to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06830, Attention: Michael J. Nolan, Chief Financial Officer.

Method and Cost of Solicitation

  We will solicit proxies by mail and may also solicit proxies by other means such as personal interview, telephone or telegram. We may engage the services of a proxy solicitation firm to assist us in soliciting proxies. We estimate that the fees for such services will be approximately $8,500 plus reimbursement of reasonable out-of-pocket expenses.

  We will bear all costs associated with soliciting proxies for the meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokerage houses, other institutions, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

General

  Our full board of directors has 12 members in the absence of any vacancies. Ten of our directors are elected by the holders of our common stock and B-1 Preferred, voting together as a single class, and two are elected by the holders of our Series A Preferred. The 10 directors that are elected by the holders of our common stock and B-1 Preferred are divided into three classes. Each class is elected to serve a three-year term. The terms of the classes are staggered so that the term of only one class expires each year. Absent vacancies, Class 1 and Class 2 would each have three members and Class 3 would have four members. There are currently 11 directors on the board and one vacancy. The vacancy is in Class 2.

Election of Five Directors by the Holders of Our Common Stock and B-1
Preferred

 Nominees

  The nominees for director are identified below. Each nominee has consented to be named and served if elected.

  Four Class 3 Directors. The term of the Class 3 directors will expire at the meeting. The current members of this class are Richard D. Colburn, Bradley S. Jacobs, John N. Milne and Christian M. Weyer. The board has nominated each of these directors to stand for re-election at the meeting as a Class 3 director. Each Class 3 director elected at the meeting will hold office until our annual meeting of stockholders in 2004 and until his successor is elected and qualified.

  One Class 2 Director. There is one vacancy in Class 2. In order to fill this vacancy, the board has nominated Timothy J. Tully to stand for election at the meeting as a Class 2 director. The Class 2 director elected at the meeting will hold office until our annual meeting of stockholders in 2003 and until his successor is elected and qualified.

 Voting

  Unless a stockholder requests that voting of the proxy be withheld for any one or more of the nominees for directors by so directing on the proxy card, the shares represented by the accompanying proxy will be voted FOR election, as directors, of the above-mentioned five nominees. If any nominee becomes unavailable for any reason (which event is not anticipated) to serve as a director at the time of the meeting, then the shares represented by such proxy may be voted for such other person as may be determined by the holders of such proxy. Directors will be elected at the meeting by a plurality of the votes cast (i.e., the five nominees receiving the greatest number of votes will be elected as directors).

Election of Two Directors by the Holders of Our Series A Preferred

  As described under "--Right of Holders of Series A Preferred to Elect Directors," the holders of the Series A Preferred, voting separately as a single class, currently have the right to elect two directors. The two directors currently serving on our board that were elected by the holders of the Series A Preferred are Leon D. Black and Michael S. Gross. All of the outstanding shares of Series A Preferred are currently held by Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, "Apollo"). The holders of the Series A Preferred have indicated to us that they expect to vote for the re-election of Messrs. Black and Gross as directors. Messrs. Black and Gross are affiliated with Apollo.

Information Concerning Directors and Executive Officers

  The table below identifies, and provides certain information concerning, our directors (including the nominee for election at the meeting) and executive officers:

    Name                 Age                    Positions(1)
    ----                 ---                    ------------
Bradley S. Jacobs.......  44 Chairman, Chief Executive Officer and Director
Wayland R. Hicks........  58 Vice Chairman, Chief Operating Officer and Director
John N. Milne...........  41 Vice Chairman, Chief Acquisition Officer,
                              Secretary and Director
Michael J. Nolan........  40 Chief Financial Officer
Robert P. Miner.........  51 Vice President, Strategic Planning
Leon D. Black...........  49 Director(2)
Richard D. Colburn......  89 Director
Ronald M. DeFeo.........  49 Director
Michael S. Gross........  39 Director(2)
Richard J. Heckmann.....  57 Director
John S. McKinney........  46 Director
Gerald Tsai, Jr. .......  72 Director
Timothy J. Tully........  37 Nominee for Director
Christian M. Weyer......  76 Director

--------
(1) For information concerning the term served by directors, see "--Right of Holders of Series A Preferred to Elect Directors" and "--Classification of Directors."
(2) Messrs. Black and Gross were elected directors by the holders of the Series A Preferred. See "--Right of Holders of Series A Preferred to Elect Directors."

  Bradley S. Jacobs has been Chairman, Chief Executive Officer and a director of our company since its formation in September 1997. Mr. Jacobs founded United Waste Systems, Inc. and served as its Chairman and Chief Executive Officer from its inception in 1989 until the sale of the company in August 1997. From 1984 to July 1989, Mr. Jacobs was Chairman and Chief Operating Officer of Hamilton Resources Ltd., an international trading company, and from 1979 to 1983, he was Chief Executive Officer of Amerex Oil Associates, Inc., an oil brokerage firm that he co-founded.

  Wayland R. Hicks has been Chief Operating Officer of our company since November 1997 and a director since June 1998. He also served as President of our company during the period from November 1997 until September 1998, when he became Vice Chairman. Mr. Hicks previously held various senior executive positions at Xerox Corporation where he worked for 28 years (1966-1994). His positions at Xerox Corporation included Executive Vice President, Corporate Operations (1993-1994), Executive Vice President, Corporate Marketing and Customer Support Operations (1989-1993) and Executive Vice President, Engineering and Manufacturing--Xerox Business Products and Systems Group (1987-
1989). Mr. Hicks also served as Vice Chairman and Chief Executive Officer of Nextel Communications Corp. (1994-1995) and as Chief Executive Officer and President of Indigo N.V. (1996-1997). He is also a director of Maytag Corporation.

  John N. Milne has been Vice Chairman, Chief Acquisition Officer and a director of our company since its formation in September 1997. Mr. Milne was Vice Chairman and Chief Acquisition Officer of United Waste Systems, Inc. from 1993 until August 1997 and held other senior executive positions at United Waste from 1990 until 1993. From September 1987 to March 1990, Mr. Milne was employed in the Corporate Finance Department of Drexel Burnham Lambert Incorporated.

  Michael J. Nolan has been Chief Financial Officer of our company since its formation in September 1997. Mr. Nolan served as the Chief Financial Officer of United Waste Systems, Inc. from February 1994 until August 1997. He served in other finance positions at United Waste from November 1991 until February 1994, including Vice President, Finance, from October 1992 to February 1994. From 1985 until November 1991, Mr. Nolan held various positions at the accounting firm of Ernst & Young, including senior audit manager. Mr. Nolan is a Certified Public Accountant.

  Robert P. Miner has been an executive officer of our company since its formation in September 1997 and currently serves as Vice President, Strategic Planning (a position he was appointed to in July 1998). He previously served as Vice President, Finance. Mr. Miner was an executive officer of United Waste Systems, Inc. from November 1994 until August 1997, serving first as Vice President, Finance and then Vice President, Acquisitions. Prior to joining United Waste, he was a research analyst with PaineWebber Incorporated (November 1988 to October 1994) and Needham & Co. (January 1987 to October
1988) and held various executive positions at General Electric Environmental Services, Inc., and Stauffer Chemical Company.

  Leon D. Black became a director of our company in January 1999. Mr. Black is one of the founding principals of Apollo Advisors, L.P. (which was established in August 1990 and which, together with its affiliates, acts as the managing general partner of several private securities investment funds) and Apollo Real Estate Advisors, L.P. (which, together with its affiliates, acts as the managing general partner of several real estate investment funds). Mr. Black is also a director of Samsonite Corporation, Sequa Corporation, Allied Waste Industries, Inc., Wyndham International, Inc., and Vail Resorts, Inc. He also serves as a trustee of The Museum of Modern Art, Mount Sinai--NYU Medical Center, Lincoln Center for the Performing Arts, Vail Valley Foundation, The Metropolitan Museum of Art, The Jewish Museum, Cardozo Law School, Spence School, Prep for Prep and The Asia Society.

  Richard D. Colburn became a director of our company in September 1998 following the merger of our company with U.S. Rentals. Mr. Colburn was Chairman and sole shareholder of U.S. Rentals for 22 years. Mr. Colburn is a private investor.

  Ronald M. DeFeo has been a director of our company since October 1997. Mr. DeFeo is the Chairman, Chief Executive Officer, President and a director of Terex Corporation, a leading global provider of equipment for the manufacturing, mining and construction industries. Mr. DeFeo joined Terex in 1992 as President of the Terex heavy equipment group and was appointed President and Chief Operating Officer in 1993 and Chief Executive Officer in 1995. From 1984 to 1992, Mr. DeFeo held various management positions at Tenneco, Inc., including Senior Vice President and Managing Director of Case Europe.

  Michael S. Gross became a director of our company in January 1999. Mr. Gross is one of the founding principals of Apollo Advisors, L.P. (which was established in August 1990 and which, together with its affiliates, acts as the managing general partner of several private securities investment funds). Mr. Gross is also a director of Allied Waste Industries, Inc., Breuner's Home Furnishings Corp., Clark Enterprises, Inc., Converse, Inc., Encompass Services Corporation, Florsheim Group, Inc., Pacer International Inc., Rare Medium Group, Inc., and Saks Incorporated. Mr. Gross is a founding member, and serves on the executive committee, of Youth Renewal Fund and is the Chairman of the Board of the Mt. Sinai Children's Center Foundation.

  Richard J. Heckmann has been a director of our company since October 1997. Mr. Heckmann has served since September 1999 as Chairman of Vivendi Water, the water products group of Vivendi S.A., a worldwide utility and communications company. Mr. Heckmann joined Vivendi following Vivendi's acquisition in April 1999 of United States Filter Corporation, a leading global provider of industrial and commercial water and wastewater treatment systems and services. Mr. Heckmann was Chairman, President and Chief Executive Officer of United States Filter Corporation from 1990 until its acquisition by Vivendi. Mr. Heckmann is also a director of Vivendi Environmental Corp., K2 Inc. and Philadelphia Suburban Corporation.

  John S. McKinney became a director of our company in September 1998 following the merger of our company with U.S. Rentals. He also served as Vice President of our company until the end of 2000. Mr. McKinney served as Chief Financial Officer of U.S. Rentals from 1990 until the merger and as Controller of U.S. Rentals from 1988 until 1990. Prior to joining U.S. Rentals, Mr. McKinney held various positions at Iomega Corporation, including Assistant Controller, and at the accounting firm of Arthur Andersen & Co.

  Gerald Tsai, Jr. has been a director of our company since December 1997. Mr. Tsai served as Chairman, Chief Executive Officer and President of Delta Life Corporation, an insurance company, from 1993 until the sale of the company in October 1997. Mr. Tsai was Chairman of the Executive Committee of the Board of Directors of Primerica Corporation, a diversified financial services company, from December 1988 until April 1991, and served as Chief Executive Officer of Primerica Corporation from April 1986 until December 1988. Mr. Tsai is currently a private investor and serves as a director of Saks Incorporated, Rite Aid Corporation, Sequa Corporation, Triarc Companies, Inc., Zenith National Insurance Corp., Satmark Media Group and IPnetwork, Inc. He also serves as a trustee of Boston University, Mount Sinai-NYU Medical Center and NYU School of Medicine Foundation Board.

  Timothy J. Tully has been nominated for election as a director of our company. Mr. Tully is the co-founder of Tully Capital Partners, LLC (an equity investor in public and private companies) and Heron Investments, LLC ( a money management and investment advisory company). Since 1997, he has served as the managing member of these companies and of several other private investment vehicles. Mr. Tully was previously a real estate investor involved in the acquisition, operation and sale of commercial properties (1991-1997) and an equity options specialist and market maker for the options trading division formerly operated by the New York Stock Exchange (1986-1991).

  Christian M. Weyer became a director of our company in December 1998. Mr. Weyer has been in the international banking business for 33 years and has served as President of Enerfin S.A., an international trade and financial advisory firm, since 1985. From May 1988 to December 1992, Mr. Weyer was a member of senior management at Banque Indosuez in Geneva, Switzerland, with responsibility for matters relating to commercial banking, and from 1971 to 1985, held various senior management positions at Banque Paribas and its affiliates (including President of Banque Paribas (Suisse) in Geneva during
1984). Prior to 1971, Mr. Weyer held senior management positions with Chase Manhattan Bank in Paris and in Geneva.

Right of Holders of Series A Preferred to Elect Directors

  In January 1999, we sold 300,000 shares of our Series A Perpetual Convertible Preferred Stock ("Series A Preferred") to Apollo.

  The holders of the Series A Preferred, voting separately as a single class, have the right to elect:

  . two directors, if (as of the record date for such vote) the aggregate number of shares of common stock that are issuable upon conversion of Series A Preferred then held by Apollo, Apollo Management IV, L.P., or their affiliates (plus any shares of common stock then held by such entities that were issued upon conversion of the Series A Preferred) is at least eight million; or

  . one director, if (as of the record date for such vote) the aggregate number of shares of common stock that are issuable upon conversion of Series A Preferred then held by Apollo, Apollo Management IV, L.P., or their affiliates (plus any shares of common stock then held by such entities that were issued upon conversion of the Series A Preferred) is at least four million but less than eight million.

  Based on the number of shares of Series A Preferred that are currently held by Apollo, the holders of the Series A Preferred have the right to elect two directors.

  Any director that is elected by the holders of the Series A Preferred, voting separately as a single class, holds office until the next annual meeting of stockholders and the election and qualification of a successor (or the earlier resignation or removal of such director).

  If the holders of the Series A Preferred do not have the right, voting separately as a single class, to elect any directors pursuant to provisions described above, then the holders of the Series A Preferred have the right to vote for the election of directors of our company together with the holders of the common stock, as a single class, with each share of Series A Preferred entitled to one vote for each share of common stock issuable upon conversion of such share of Series A Preferred.

Agreement Relating to Election of Directors

  Mr. Hicks' employment agreement provides that at each annual meeting of stockholders of our company that occurs during the term of the agreement and at which Mr. Hicks' term as director is scheduled to expire, we will nominate Mr. Hicks for re-election as director.

Classification of Directors

  The directors of our company (excluding any elected by the holders of the Series A Preferred) are divided into three classes as follows:

    Class 1. The members of this class are Messrs. Hicks, McKinney and Tsai. The term of office of this class will expire at our annual meeting of stockholders in 2002.

    Class 2. The members of this class are Messrs. DeFeo and Heckmann. There is currently one vacancy in this class and, as described above, the board has nominated Mr. Tully to fill this vacancy. The term of office of this class will expire at our annual meeting of stockholders in 2003.

    Class 3. The members of this class are Messrs. Colburn, Jacobs, Milne and Weyer. The term of office of this class will expire at our forthcoming annual meeting of stockholders. As described above, the board has nominated each of these directors to stand for re-election at the meeting for a new term that will expire at our annual meeting of stockholders in 2004.

  At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

Meetings of the Board of Directors

  During 2000, our company's board of directors met four times and acted by written consent four times. During 2000, each current member of the board attended in excess of 75 percent of both (i) the total number of board meetings held during the period for which he was a director and (ii) the total number of meetings of each committee of the board on which the director served during the period for which he was on the committee.

Committees of the Board

  The board of directors has three standing committees: the Audit Committee, the Compensation/ Stock Option Committee, and the Special Stock Option Committee. The board of directors does not have a Nominating Committee.

  The responsibilities of the Audit Committee include selecting the firm of independent accountants to be appointed to audit our financial statements and reviewing the scope and results of the audit with the independent accountants. The board has adopted a written charter for the Audit Committee. A copy of this charter is included as Appendix A. The members of the Audit Committee are Messrs. DeFeo, Heckmann and Tsai. Each member of the Audit Committee is independent within the meaning of the New York Stock Exchange's listing standards. The Audit Committee met four times in 2000.

  The responsibilities of the Compensation/Stock Option Committee include making recommendations with respect to the compensation to be paid to officers and directors, administering any stock plan in which officers or directors are eligible to participate and approving the grant of awards pursuant to any such plan. The members of this committee are Messrs. DeFeo, Heckmann and Tsai. The Compensation/Stock Option Committee met once in 2000.

  The responsibilities of the Special Stock Option Committee include administering any stock plan in which officers and directors are not eligible to participate and approving the grant of awards to persons who are not officers or directors. The members of this committee are Messrs. Jacobs and Milne.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

General

  The table below and the notes thereto set forth as of March 30, 2001 (unless otherwise indicated in the footnotes), certain information concerning the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of our common stock by (i) each director, nominee for director, and executive officer of our company, (ii) all executive officers and directors of our company as a group (not including the nominee who is not currently a director) and (iii) each person known to us to be the owner of more than 5% of our common stock.

                                              Number of Shares of
                                                 Common Stock      Percent of
                                                 Beneficially     Common Stock
Name and Address(1)                               Owned(2)(3)       Owned(3)
-------------------                           ------------------- ------------
Bradley S. Jacobs............................     20,097,873(4)       25.4%
Wayland R. Hicks.............................      1,364,254(5)        1.9%
John N. Milne................................      2,742,482(6)        3.8%
Michael J. Nolan.............................      1,303,094(7)        1.8%
Robert P. Miner..............................        468,163(8)          *
Leon D. Black................................         30,000(9)          *
Richard D. Colburn...........................     13,601,162(10)      19.5%
Ronald M. DeFeo..............................         93,000(11)         *
Michael S. Gross.............................         30,000(12)         *
Richard J. Heckmann..........................        182,800(13)         *
John S. McKinney.............................      1,042,619(14)       1.5%
Gerald Tsai, Jr. ............................        710,001(15)       1.0%
Timothy J. Tully.............................        105,120(16)         *
Christian M. Weyer...........................        102,000(17)         *
All executive officers and directors as a
 group (13 persons)..........................     38,675,476(18)      46.5%
Apollo Investment Fund IV, L.P. and
 Apollo Overseas Partners IV, L.P. ..........     15,333,333(19)      18.0%
Wellington Management Company, LLP...........      4,264,970(20)       5.8%

--------
   *Less than 1%.

 (1) Unless otherwise indicated, the address is c/o our company at Five Greenwich Office Park, Greenwich, CT 06830.
 (2) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
 (3) In certain cases, includes securities owned by one or more entities controlled by the named holder.
 (4) Consists of 10,855,015 outstanding shares, 6,292,858 shares issuable upon the exercise of currently exercisable warrants and 2,950,000 shares issuable upon the exercise of currently exercisable options. Mr. Jacobs has certain rights relating to the disposition of the shares and warrants owned by certain of the other officers of United Rentals as described under "--Certain Agreements Relating to Securities Held by Officers." By virtue of such rights, Mr. Jacobs is deemed to share beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of the shares owned by such other officers of United Rentals. The shares that the table indicates are owned by Mr. Jacobs include the shares with respect to which Mr. Jacobs is deemed to share beneficial ownership as aforesaid. Excluding such shares, Mr. Jacobs is deemed the beneficial owner of an aggregate of 16,343,043 shares of common stock (composed of 8,393,043 outstanding shares, 5,000,000 shares issuable upon the exercise of currently exercisable warrants and 2,950,000 shares issuable upon the exercise of currently exercisable options).
 (5) Consists of 139,254 outstanding shares and 1,225,000 shares issuable upon the exercise of currently exercisable options.
 (6) Consists of 1,278,196 outstanding shares, 714,286 shares issuable upon the exercise of currently exercisable warrants and 750,000 shares issuable upon the exercise of currently exercisable options.
 (7) Consists of 502,379 outstanding shares, 285,715 shares issuable upon the exercise of currently exercisable warrants and 515,000 shares issuable upon the exercise of currently exercisable options.
 (8) Consists of 258,639 outstanding shares, 142,857 shares issuable upon the exercise of currently exercisable warrants and 66,667 shares issuable upon exercise of currently exercisable options.
 (9) Consists of 30,000 shares issuable upon exercise of currently exercisable options. Mr. Black disclaims beneficial ownership of certain shares as described in footnote 19.
(10) Consists of (i) 1,571,162 outstanding shares owned by a corporation wholly owned by Mr. Colburn, (ii) 30,000 shares issuable upon exercise of currently exercisable options held by Mr. Colburn and (iii) 12,000,000 outstanding shares held by The Colburn Music Fund ("Music Fund"), a non profit corporation, of which Mr. Colburn is a director. As a director of Music Fund, Mr. Colburn may share the power to direct the voting and disposition of the shares held by Music Fund. However, Mr. Colburn disclaims beneficial ownership of such shares.
(11) Consists of 3,000 outstanding shares and 90,000 shares issuable upon the exercise of currently exercisable options.
(12) Consists of 30,000 shares issuable upon exercise of currently exercisable options. Mr. Gross disclaims beneficial ownership of certain shares as described in footnote 19.
(13) Consists of 92,800 outstanding shares and 90,000 shares issuable upon exercise of currently exercisable options.
(14) Consists of 962 outstanding shares and 1,041,657 shares issuable upon the exercise of currently exercisable options.
(15) Consists of 270,001 outstanding shares and 440,000 shares issuable upon exercise of currently exercisable options.
(16) Consists of 105,120 outstanding shares held by a limited liability company of which Mr. Tully serves as managing member. Mr. Tully disclaims beneficial ownership of 76,590 of these shares.
(17) Consists of 72,000 outstanding shares and 30,000 shares issuable upon exercise of currently exercisable options.
(18) Consists of 25,094,294 outstanding shares, 6,292,858 shares issuable upon the exercise of currently exercisable warrants and 7,288,324 shares issuable upon the exercise of currently exercisable options.
(19) Consists of 12,000,000 shares issuable upon conversion of outstanding shares of our Series A Preferred Stock and 3,333,333 shares issuable upon conversion of outstanding shares of our Series B-1 Preferred Stock. Of the shares indicated, (i) 13,055,707 shares are owned by Apollo Investment Fund IV, L.P. ("AIFIV") and (ii) 2,277,626 shares are owned by Apollo Overseas Partners IV, L.P. ("Overseas IV"). Apollo Advisors IV, L.P. ("Advisors IV") is the general partner of AIFIV and the managing general partner of Overseas IV. Apollo Capital Management IV, L.P. ("Capital Management IV") is the general partner of Advisors IV. The directors and principal executive officers of Capital Management IV are Leon D. Black and John J. Hannan. Messrs. Black and Hannan are also limited partners of Advisors IV. Messrs. Black, Gross and Hannan disclaim beneficial ownership of the shares owned by AIFIV and Overseas IV. The address of both AIFIV and Overseas IV is c/o Apollo Advisors IV, L.P., Two Manhattanville Road, Purchase, New York 10577.
(20) The share ownership information for Wellington Management Company, LLP ("Wellington") is as of December 31, 2000, and is based on information in a Schedule 13G/A filed by Wellington. Wellington has shared voting power with respect to 3,969,501 of the indicated shares and has shared dispositive power with respect to all of the indicated shares. Such shares are owned by various clients of Wellington for whom Wellington serves as investment advisor.

Certain Agreements Relating to Securities Held By Officers

  Prior to our initial public offering, certain executive officers and other employees of our company purchased our common stock (and in certain cases warrants) from us in private placements. All shares of our common stock and warrants purchased by the executive officers and other employees of our company prior to our initial public offering (and any shares of our common stock acquired upon exercise of such warrants) are referred to as the "Private Placement Securities."

  Each holder of Private Placement Securities (other than Mr. Jacobs and Mr. Hicks) has entered into an agreement with our company and Mr. Jacobs that provides that (1) if Mr. Jacobs sells any Private Placement Securities that he beneficially owns in a commercial, non-charitable transaction, then Mr. Jacobs is required to use his best efforts to sell (and has the right to sell subject to certain exceptions) on behalf of such holder a pro rata portion of such holder's Private Placement Securities at the then prevailing prices, and (2) except for sales that may be required to be made as aforesaid, the holder shall not (without our prior written consent) sell or otherwise dispose of the Private Placement Securities owned by such holder (subject to certain exceptions for charitable gifts). The foregoing provisions of the agreements terminate, depending on the individual, in either September or October 2002.

  Each holder of Private Placement Securities (other than Mr. Jacobs and Mr. Hicks) has also agreed pursuant to such agreements that we, in our sole discretion, may, prior to September 1, 2005, repurchase the Private Placement Securities owned by such holder in the event that such holder breaches any agreement with us or acts adversely to the interest of our company. The amount to be paid by us in the event of a repurchase will be equal to (1) in the case of Messrs. Milne, Nolan and Miner, $9.125 per share of common stock and $0.625 per warrant plus an amount representing a 4% annual return on such amounts from the date on which such securities were purchased and (2) in the case of any other holder of Private Placement Securities, the amount originally paid by such holder for such securities plus an amount representing a 10% annual return on such amount.

  There are currently approximately 3,754,830 Private Placement Securities that are subject to the aforementioned agreements (comprised of 2,461,972 outstanding shares and 1,292,858 shares that may be acquired pursuant to currently exercisable warrants). These securities include the following securities held by the current executive officers and directors of our company: John N. Milne (1,218,196 outstanding shares and warrants to purchase 714,286 shares); Michael J. Nolan (487,279 outstanding shares and warrants to purchase 285,715 shares); and Robert P. Miner (243,639 outstanding shares and warrants to purchase 142,857 shares).

                      EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

  The following table sets forth for the periods indicated information concerning the compensation during 2000 of our chief executive officer and the four most highly compensated executive officers of our company (other than the chief executive officer) during 2000.

                          Summary Compensation Table

                                                    Long Term
                                                   Compensation
                         Annual Compensation(1)     on Awards
                         ------------------------- ------------
                                                    Securities
Name and Principal                                  Underlying     All Other
Position                 Year Salary($)   Bonus($)  Options(#)  Compensation($)
------------------       ---- ---------   -------- ------------ ---------------
Bradley S. Jacobs....... 2000  485,000        --          --         1,500(2)
 Chief Executive Officer 1999  350,000    550,000         --         1,500(2)
                         1998  290,000    450,000   2,950,000        1,500(2)
Wayland R. Hicks........ 2000  450,000(3)     --          --         1,500(2)
 Chief Operating Officer 1999  400,000(3) 400,000         --       180,094(4)
                         1998  400,000(3) 325,000     775,000        1,500(2)
John N. Milne........... 2000  335,000        --          --         1,500(2)
 Chief Acquisition       1999  225,000    400,000         --         1,500(2)
  Officer
                         1998  190,000    325,000     750,000        1,500(2)
Michael J. Nolan........ 2000  285,000        --          --             --
 Chief Financial Officer 1999  175,000    300,000         --         1,500(2)
                         1998  175,000    200,000     515,000        1,212(2)
Robert P. Miner......... 2000  185,000        --          --         1,500(2)
 Vice President,         1999  150,000    150,000         --         1,500(2)
 Strategic Planning      1998  150,000    100,000      80,000        1,500(2)

--------
(1) The only type of other annual compensation for each of the named officers was in the form of perquisites and other personal benefits which were in each case less than the level required for reporting.

(2) Represents a matching contribution that we made under our 401(k) plan.

(3) During 1998, 1999, and part of 2000, we paid Mr. Hicks' base salary 50% in cash and 50% in common stock (valued at the average closing sales price of the common stock during all trading days in the calendar quarter preceding the quarter in which the payment is made). This resulted in his base salary being comprised of the following: (i) in 1998, $200,000 of cash and 7,238 shares of common stock, (ii) in 1999, $200,000 of cash and 8,200 shares of common stock and (iii) in 2000, $239,615 of cash and 11,370 shares of common stock. Since January 1, 2001, we have been paying Mr. Hicks' base salary totally in cash.

(4) Represents payment and reimbursement of moving expenses of $178,594 and a matching contribution that we made under our 401(k) plan in the amount of $1,500.

Options

  The following table summarizes the number and value of all options held by the executive officers named in the Summary Compensation Table above. None of these officers exercised any options in 2000.

                        Value Of Options at End of 2000

                               Number of Securities      Value of Unexercised
                              Underlying Unexercised         In-the-Money
                                Options at Year End       Options at Year End
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Bradley S. Jacobs...........  2,550,000     400,000    $1,750,000         --
Wayland R. Hicks............  1,150,000      75,000     1,753,125         --
John N. Milne...............    650,000     100,000       450,000         --
Michael J. Nolan............    440,000      75,000       290,000         --
Robert P. Miner.............     53,333      26,667        26,667     $13,333

Compensation of Directors

  Directors who are also employees of our company are not paid additional compensation for serving as directors. Each non-employee director of our company is paid as follows: (i) up to $2,500 per day for each meeting of the board of directors that the director attends and (ii) $1,000 for each meeting of any committee of the board of directors that the director attends. Non-employee directors are also reimbursed for expenses.

Employment Agreements and Change-in-Control Arrangements

  We have entered into employment agreements with each of our executive officers identified above. Certain information with regard to these agreements is set forth below.

  Base Salary. Our executive officers are currently being paid base salaries at the following annual rates: Mr. Jacobs ($485,000), Mr. Hicks ($450,000), Mr. Milne ($335,000), Mr. Nolan ($285,000), and Mr. Miner ($185,000). These
salary levels reflect increases approved by our board, from time to time, and are above the minimum salary levels originally provided for by these agreements (except in the case of Mr. Hicks).

  Bonus. The agreements do not provide for mandatory bonuses. However, the agreements provide that, in addition to the compensation specifically provided for, we may pay such salary increases, bonuses or incentive compensation as may be authorized by our board of directors.

  Certain of the agreements provide that the employee is entitled to participate in certain specified insurance, retirement, compensation and benefit plans if such plans are made available to other specified executives of the company.

  Term. The employment agreements with the following executives provide that the term shall automatically renew so that at all times the balance of the terms will not be less than the period hereinafter specified with respect to such executive: Mr. Jacobs (five years), Mr. Milne (five years), Mr. Nolan (three years) and Mr. Miner (three years). The employment agreement with Mr. Hicks provides for a term extending until November 2003.

  Termination and Severance. Under each of the agreements, we or the employee may at any time terminate the agreement, with or without cause. However, we are required to make severance payments to the extent described below.

  The employment agreement with Mr. Jacobs provides that he is entitled to severance benefits in the event that (i) his employment agreement is terminated by us without Cause (as defined in the employment agreement), (ii) he terminates his employment agreement for Good Reason (as defined in the employment agreement) or because of a breach by us of our obligations thereunder, (iii) his employment is terminated as a result of death or (iv) our company or he terminates the employment agreement due to his disability. The severance benefits include (a) a lump sum payment equal to 13.51 times the sum of his annual base salary at the time of termination plus the highest annual cash bonus paid to him in the preceding three years (except the multiple is five rather than 13.51 if the termination is due to death or disability) and (b) the continuation of his benefits for the remaining term. The term "Good Reason" is defined in the employment agreement and includes, among other things, the assignment to him of any duties inconsistent with, or a diminution of, his position, duties, titles, offices, responsibilities, and status with our company or his removal from his current positions or any failure to reelect him to his current positions.

  The employment agreement with Mr. Milne contains a severance provision that is the same as described above for Mr. Jacobs, except that the severance benefit is equal to (a) a lump sum payment equal to five times the sum of his annual base salary at the time of termination plus the highest annual bonus paid to him in the preceding three years and (b) the continuation of his benefits for the remaining term. The agreement with Mr. Milne also provides for a greater severance payment under certain circumstances as described in the second following paragraph.

  The employment agreement with Mr. Hicks provides that he is entitled to a severance payment in the amount of $1 million in the event that his employment agreement is terminated by our company without Cause (as defined in the employment agreement) or he terminates his employment for Good Reason (as defined in the employment agreement). The agreement with Mr. Hicks also provides for a greater severance payment under certain circumstances as described in the following paragraph.

  The employment agreements with Messrs. Hicks, Milne, Nolan and Miner provide that the executive is entitled to a specified severance payment if the executive resigns (or his employment is otherwise terminated) within 90 days after Mr. Jacobs terminates his employment agreement for Good Reason (which for this purpose means the assignment to Mr. Jacobs of any duties inconsistent with, or a diminution of, his position, duties, titles, offices, responsibilities, and status with our company or any removal of Mr. Jacobs from his current positions or any failure to reelect Mr. Jacobs to his current positions). The specified severance payment is equal to a specified multiple of the sum of (x) the executive's annual base salary in effect at the time of termination plus (y) the highest annual cash bonus (if any) paid by our company to the executive during the three-year period preceding the date of termination. The specified multiple used for calculating the severance payment is 9.655, in the case of Mr. Hicks, 10.91, in the case of Mr. Milne, 8.67, in the case of Mr. Nolan, and 7.46, in the case of Mr. Miner.

  The employment agreement with each executive also provides that if all or any portion of any payments or benefits which the executive is entitled to receive pursuant to the employment agreement, or pursuant to any other plan, arrangement or agreement in respect of our company or its affiliates, constitutes an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), the executive is entitled to receive a payment sufficient on an after-tax basis to offset any excise tax payable by the executive pursuant to Section 4999 of the Code. Any payment constituting an "excess parachute payment" would not be deductible by our company.

  Options. Each of the agreements provides that all stock options at any time to be granted to the executive will automatically vest upon a "change of control" (as defined in the agreement) of our company.

  Other Provisions. The agreement with Mr. Hicks provides that at each annual meeting of the stockholders of our company which occurs during the term of the agreement and at which Mr. Hicks' term as director would be scheduled to expire, we will nominate Mr. Hicks for re-election as a director.

          Compensation Committee Interlocks and Insider Participation

  The members of our Compensation/Stock Option committee are Messrs. DeFeo, Heckmann and Tsai. None of these directors has ever been an officer or employee of our company or its subsidiaries. Except as described below under "Certain Transactions," in 2000 none of these directors had any relationship with our company requiring disclosure under applicable rules of the SEC.

                             CERTAIN TRANSACTIONS

  Mr. DeFeo, who is a director of our company and a member of the Compensation/Stock Option Committee and Audit Committee, is also chief executive officer and a director of Terex Corporation ("Terex"). We have from time to time purchased equipment from Terex and may do so in the future. We purchased approximately $70 million of equipment from Terex in 2000.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation/Stock Option Committee (the "Compensation Committee") of the Board of Directors of the Company is responsible for developing, and recommending to the Board of Directors, the Company's compensation policies for executives of the Company. The goals of the Company's compensation policy are to (i) offer competitive compensation that will attract and retain the type of high caliber executives that the Company requires in order to achieve its objectives, (ii) motivate executives to achieve the Company's business objectives and (iii) align the interests of executives with the long-term interests of the Company and its stockholders. The Company has primarily used base salary and, in some years, bonuses and stock options to meet these goals. The Compensation Committee believes that there is necessarily an element of subjectivity in establishing compensation levels for the Company's executives and to date has not followed specific objective performance criteria when establishing such compensation levels.

  The compensation paid in 2000 to the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table above consisted of base salary. The compensation level for each of these executives in 2000 was based on the Compensation Committee's evaluation of a number of factors, including the executive's position and responsibilities, service and accomplishments and present and future value to the Company.

                                          Members of the Compensation/Stock
                                          Option Committee

                                          Ronald M. DeFeo
                                          Richard J. Heckmann
                                          Gerald Tsai, Jr.

                         REPORT OF THE AUDIT COMMITTEE

  In connection with the audited financial statements contained in the Company's 2000 Annual Report on Form 10-K, the Audit Committee:

  . reviewed and discussed the audited financial statements with the Company's management;

  . discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by Statement of Auditing Standards 61, Communication with Audit Committees;

  . reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the auditors their independence; and

  . based on the foregoing review and discussions, recommended to the board of directors that the audited financial statements be included in the Company's 2000 Annual Report on Form 10-K.

                                          AUDIT COMMITTEE

                                          Ronald M. DeFeo
                                          Richard J. Heckmann
                                          Gerald Tsai, Jr.

                               PERFORMANCE GRAPH

  The following performance graph compares, during the period from December 18, 1997 (the date of our company's initial public offering) to December 31, 2000, the cumulative total return of our common stock to the cumulative total return of (i) the Standard & Poor's 500 Index and (ii) the Deutsche Banc Alex. Brown U.S. Equipmental Rental Index. The comparison in the graph assumes the investment of $100 in our common stock and the aforementioned indexes on December 18, 1997, and the reinvestment of all dividends.

                                 [LINE GRAPH]

                                                          Deutsche Banc
                                Standard & Poor's        Alex. Brown U.S.
             United Rentals         500 Index         Equipment Rental Index
12/18/97           100                 100                     100
12/31/97           143                 102                     115
12/31/98           245                 129                     129
12/31/99           127                 154                     105
12/31/2000         100                 138                      51


     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports that they file.

  Based solely upon review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that during the period from January 1, 2000 through December 31, 2000 all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent beneficial owners were complied with on a timely basis.

                                  PROPOSAL 2

                      APPROVAL OF 2001 SENIOR STOCK PLAN

General

  On April 26, 2001, our board of directors approved a plan that will enable us to grant equity and equity-linked awards to our directors and officers. This plan is called the "United Rentals, Inc., 2001 Senior Stock Plan." The plan is intended to allow us to provide incentives that will (1) strengthen the desire of highly competent persons to serve as directors and officers of our company and (2) further stimulate their efforts on behalf of our company.

  The board's approval of the plan was conditioned on our obtaining stockholder approval for the plan as required by the rules of the New York Stock Exchange. We are asking you to approve the plan at the meeting. If you approve the plan, the plan will be effective as of the date it was approved by the board.

Status of Existing Plans

  We previously established, and obtained stockholder approval for, stock option plans that allowed us to grant stock options to, among others, our directors and officers. However, since 1999, we have not made any option grants to directors and officers under these plans because substantially all of the authorized options have been granted. If the new stock plan for directors and officers is approved, we will not make any additional grants to directors and officers under the existing plans, even if shares become available for this purpose as a result of option lapses.

Additional Information Concerning the 2001 Senior Stock Plan

  We have summarized below certain key provisions of the 2001 Senior Stock Plan. This summary may not contain all the information that is important to you. Before you decide how to vote, you should review the entire plan. A copy of the plan is included as Appendix B.

 Shares Available

  The maximum number of shares of our common stock that may be delivered under the plan is 4,000,000, subject to adjustment for certain specified changes to our capital structure. Some awards under the plan may link future payments to the awardee to the future value of a specified number of shares of our common stock. The number of shares used for reference purposes in connection with these awards will be considered "delivered" for purposes of computing the maximum number of shares that may be delivered under the plan. If an award under the plan terminates without the shares subject thereto being delivered, the shares subject to such award will thereafter be available for further awards under the plan.

 Eligibility

  All directors and officers of our company are eligible to participate in the plan.

 Administration

  The administrator of the plan will be the Compensation/Stock Option Committee of the board or any other committee which the board designates to serve as the administrator of the plan. The committee serving as administrator (the "Committee") will, among other things, have the authority to:

  .  construe the plan and any award under the plan;

  . select the directors and officers to whom awards may be granted and the time or times at which awards will be granted;

  . determine the number of shares of our common stock to be covered by or used for reference purposes for any award;

  . determine and modify from time to time the terms, conditions, and restrictions of any award;

  .  approve the form of written instrument evidencing any award;

  . accelerate or otherwise change the time or times at which an award becomes vested or when an award may be exercised or becomes payable;

  . waive, in whole or in part, any restriction or condition with respect to any award; and

  . modify, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards.

  The Committee has not yet made any awards under the plan. Because the granting of awards is in the sole discretion of the Committee, the nature and magnitude of future awards cannot currently be determined.

 Types of Awards

  The types of awards that may be made under the plan are stock options, stock appreciation rights, restricted stock awards, and stock units. The Committee will fix the terms of each award, including, to the extent relevant, the following: (1) exercise price for options, base price for stock appreciation rights, and purchase price, if any, for restricted stock awards, (2) vesting requirements and other conditions to exercise, (3) term and termination, (4) effect, if any, of change of control and (5) method of exercise and of any required payment by the recipient. Additional information concerning the types of awards that may be made are set forth below.

  Stock Options. The Committee may grant options that are qualified as "incentive stock options" under Section 422 of the Internal Revenue Code ("ISOs") and options that are not so qualified ("non-qualified options"). ISOs are subject to certain special limitations, including the following: (1) the exercise price per share may not be less than 100% of the fair market value per share of our common stock as of the grant date (110% of such fair market value, if the recipient owns more than 10% of the total combined voting power of all classes of our outstanding shares), (2) the term may not exceed 10 years, and (3) the recipient must be an employee of our company.

  Stock Appreciation Rights. A stock appreciation right gives the holder the opportunity to benefit from the appreciation of our common stock over a specified base price determined by the Committee. Upon exercise of a stock appreciation right, the holder has the right to receive in respect of each share subject thereto a payment equal to the excess, if any, of: (1) the fair market value of a share of our common stock as of the exercise date over (2) the specified base price. At the discretion of the Committee, any required payment may be made in cash, shares of our common stock, or both.

  Restricted Stock Awards. A restricted stock award entitles the recipient to acquire shares of our common stock for no consideration or for the consideration specified by the Committee. The shares will be subject to such vesting periods and other restrictions and conditions as the Committee determines.

  Stock Units. A stock unit is a bookkeeping account to which there is credited the fair market value of a share of our common stock. The value of the account is subsequently adjusted to reflect changes in the fair market value. Upon exercise of a stock unit, the holder is entitled to receive the value of the account. At the discretion of the Committee, any required payment may be made in cash, shares of our common stock, or both.

 Certain Corporate Transactions

  If certain corporate transactions specified in the plan occur, the Committee may make appropriate or equitable adjustments to the Plan and Awards, including (1) the number of shares of stock that can be granted; (2) the number and kind of shares or other securities subject to any then outstanding awards and (3) the exercise price, base price, or purchase price applicable to outstanding Awards under the Plan.

  The Committee may cancel outstanding awards, but not outstanding stock or restricted stock awards, in connection with any merger or consolidation of our company or any sale or transfer of all or part of our assets or business, or any similar event. The Committee may determine to make no compensation whatsoever for any canceled awards that are not in-the-money (as defined below) or for any canceled awards to the extent not vested. We are required to provide payment in cash or other property for the in-the-money value of the vested portion of awards that are in-the-money and that are canceled as aforesaid. Awards are in-the-money only to the extent of their then realizable market value, without taking into account the potential future increase in the value of the award (whether under Black-Scholes-type formulas or otherwise).

 Amendment

  The board may amend the plan at any time and from time to time, provided that (1) no amendment may deprive any person of any rights granted under the plan before the effective date of such amendment, without such person's consent; and (2) amendments may be subject to shareholder approval to the extent needed to comply with applicable law and stock exchange requirements.

 Term of Plan

  No award may be granted under the plan after the close of business on the day immediately preceding the tenth anniversary of the effective date of the plan. However, all awards made prior to such time will remain in effect in accordance with their terms.

Certain Federal Income Tax Considerations

 Matters Relating to Section 162(m) of the Internal Revenue Code

  Under Section 162(m) of the Internal Revenue Code, we are generally precluded from deducting compensation in excess of $1 million per year paid to our chief executive officer and our next four highest paid executive officers. For purposes of this limitation, there is excluded from compensation any payments that an executive receives under performance-based plans that meet certain requirements specified by the Internal Revenue Code. The new plan that you are being asked to approve does not qualify as a performance-based plan and, accordingly, compensation realized in respect of awards will be subject to the Section 162(m) limitation. Consequently, the granting of awards under the plan, either alone or in conjunction with other compensation, could cause us to have non-deductible compensation expense.

 Matters Relating to Change of Control

  The Committee may provide that the vesting of an award be accelerated upon a change of control. In such event, all or a portion of the relevant award may be deemed a "parachute payment." Under provisions of the Internal Revenue Code, (1) the recipient of an "excess parachute payments" (as defined in Section 280G of the Internal Revenue Code) would be required to pay a 20% excise tax thereon (in addition to income tax otherwise owed) and (2) the "excess parachute payment" would not be deductible to our company. If any of our executive officers is required to pay such an excise tax, we will be required to pay the executive an amount that is sufficient on an after-tax basis to offset such payment. See "Executive and Director Compensation-- Employment Agreements and Change-in- Control Arrangements."

 Matters Relating to Stock Options

  Non-Qualified Options. No income will be recognized by a participant upon the grant of a non-qualified option. Upon exercise, the participant will generally have ordinary income in the amount equal to the excess of the fair market value of the shares acquired over the exercise price. The income recognized by an employee participant will be subject to tax withholding. Upon a later sale of such shares, the participant will have capital gain or loss in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold. We will be entitled to a tax deduction in the same amount as the ordinary income recognized by the participant with respect to shares acquired upon exercise of the non-qualified option.

  Incentive Stock Options. No income will be recognized by a participant upon the grant of an incentive stock option. Further, the participant will recognize no income at the time of exercise (although a participant may have income for purposes of alternative minimum tax calculations) and we will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of an option. If the participant holds the acquired shares two years from the date of grant and one year from the date of exercise the entire gain (or loss) realized when the participant eventually disposes of the stock is treated as long term capital gain (or loss). If the shares are disposed of before such holding period requirements are satisfied, the participant will recognize ordinary income in an amount equal to the lesser of the difference between (1) the exercise price and the fair market value of the shares on the date of exercise or (2) the exercise price and the sales proceeds. Any remaining gain or loss will be treated as capital gain or loss. We will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the participant.

Vote Required

  The plan is being submitted for stockholder approval to satisfy the requirements of the New York Stock Exchange. Under the rules of the New York Stock Exchange, the proposal to approve the plan will be considered approved if (1) the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal and (2) a majority of the votes cast are in favor of approval. Abstentions will have the same effect as a vote against such approval, whereas broker non-votes and shares not represented at the meeting will not be counted for purposes of determining whether this matter has been approved.

  The board of directors recommends that you vote FOR approval of the plan (designated as Proposal 2 on the enclosed proxy card).

                                  PROPOSAL 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


General

  Our board of directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of our company for 2001, subject to ratification by the stockholders. Ernst & Young LLP has audited the financial statements of our company since our inception.

  In the event that the stockholders fail to ratify this reappointment, other certified public accountants will be considered upon recommendation of the Audit Committee. Even if this reappointment is ratified, our board of directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year, if the board believes that such a change would be in the best interest of our company and its stockholders.

  A representative of Ernst & Young LLP is expected to be present at the annual meeting with an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

Information Concerning Fees Paid to Our Auditors

  Set forth below is certain information concerning fees billed to us by Ernst & Young LLP in respect of services provided in 2000. As indicated below, in addition to auditing and reviewing our financial statements, Ernst & Young LLP provided us with other services in 2000. The Audit Committee has determined that the provision of these other services is compatible with maintaining the independence of Ernst & Young LLP.

  Audit Fees. Ernst & Young LLP billed us for aggregate fees of approximately $1.6 million for (1) professional services rendered for the audit of our annual financial statements for 2000 and (2) the reviews of the financial statements included in our reports on Form 10-Q for periods within 2000.

  Financial Information Systems, Design and Implementations Fees. Ernst & Young LLP did not provide any services to our company in 2000 relating to the design and implementation of financial information systems.

  Other Fees. Ernst & Young LLP billed us for aggregate fees of approximately $6.3 million for other services rendered in 2000. These services principally consisted of (1) tax-related services, including consulting on tax issues and planning, compiling data for returns, and preparing and reviewing federal and state returns, (2) services related to employee benefit plans, including advice regarding plans, audits of plans, reviewing plans acquired in acquisitions for compliance and implementing required modifications, and advice on consolidating plans, and (3) assisting in due diligence relating to acquisitions.

Voting

  Ratification of the reappointment of Ernst & Young LLP as independent auditors to audit the financial statements of our company for 2001 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. (For purposes of the foregoing, each share of Series A Preferred will be treated as the equivalent of 40 shares and each share of B-1 Preferred will be treated as the equivalent of 33 1/3 shares.) Abstentions will have the same effect as a vote against such ratification, whereas broker non-votes and shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

  The board of directors recommends that you vote FOR such ratification (designated as Proposal 3 on the enclosed proxy card).

               STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

Notice Required to Include Proposals in Our Proxy Statement

  We will review for inclusion in next year's proxy statement shareholder proposals received by January 1, 2002. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement. Proposals should be sent to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06830, Attention: John N. Milne, Secretary.

Notice Required to Bring Business Before an Annual Meeting

  Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election of director or to bring other business before an annual meeting. Under these procedures, a stockholder that proposes to nominate a candidate for director or propose other business at the 2002 annual meeting of stockholders, must give us written notice of such nomination or proposal not less than 60 days and not more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, then not later than the 15th day following the earlier of (i) the date such notice was mailed or (ii) the day such public disclosure was made). Such notice must provide certain information as specified in our by-laws and must be received at our principal executive offices by the deadline specified above.

  If a stockholder notifies us after March 17, 2002, of an intention to present a proposal at the 2002 annual meeting of stockholders (and for any reason the proposal is voted on at the meeting), our proxy holders will have the right to exercise discretionary voting authority with respect to such proposal.


                                 OTHER MATTERS

  The board of directors of our company does not know of any matter to be presented for action at the meeting other than the proposals described herein. If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the board of directors' recommendations.

                                                                     Appendix A

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

1. PURPOSE

  (a) The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting process generally.

  (b) Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels.

  (c) The independent accountants are ultimately accountable to the Board and the Committee,

  (d) The Committee's primary duties and responsibilities are to:

    (i) Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

    (ii) Review and appraise the audit efforts of the Company's independent accountants and internal auditing department.

    (iii) Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

    (iv) Share with the Board the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the outside auditor, or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement.

  (e) The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in section 4 of this Charter.

2. COMPOSITION

  (a) The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

  (b) The Board shall elect the members of the Committee at the annual meeting of the Board of Directors. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

3. MEETINGS

  (a) The Committee shall meet at least four times annually, or more frequently as circumstances dictate.

  (b) As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Company's financials consistent with section 4 below.

4. RESPONSIBILITIES AND DUTIES-- The Committee shall:

  (a) Document Review

    (i) Review and update this Charter periodically, at least annually, as conditions dictate.

    (ii) Review the Company's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

    (iii) Review the regular internal reports to management prepared by the internal auditing department and management's response.

    (iv) Review the Company's Reports on Form 10Q with financial management and the independent accountants prior to filing. The Chair of the Committee may represent the entire Committee for the purposes of this review.

  (b) Independent Accountants

    (i) Recommend to the Board the selection of the independent accountants, considering independence and effectiveness.

    (ii) Approve the fees and other compensation to be paid to the independent accountants.

    (iii) Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

    (iv) Request that the independent accountants submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent accountants and the Company; actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants; and recommend that the Board take appropriate action in response to the independent accountants' report to satisfy itself of the independent accountants' independence.

    (v) Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

  (c) Financial Reporting Process

    (i) Review the integrity of the organization's financial reporting processes, both internal and external, in consultation with the independent accountants and the internal auditors.

    (ii) Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

    (iii) Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants, management or the internal auditing department.

  (d) Process Improvement

    (i) Establish regular and separate systems of reporting to the Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

    (ii) Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

    (iii) Review any significant disagreement among management and the independent accountants or internal auditing department in connection with the preparation of the financial statements.

    (iv) Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

  (e) Legal Compliance

    (i) Review activities, organizational structure, and qualifications of the internal audit department.

    (ii) Review, with the Company's counsel, any legal matter that could have a significant impact on the organization's financial statements.

    (iii) Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                                                                     Appendix B

                             UNITED RENTALS, INC.

                            2001 SENIOR STOCK PLAN

                                   ARTICLE I

                                    General

  1.1 Purpose. The purpose of the Plan is to provide additional incentive to officers and directors of United Rentals, Inc. ("Corporation"). It is intended that Awards granted under the Plan strengthen the desire of such persons to remain in the employ or act as directors of the Corporation and stimulate their efforts on behalf of the Corporation.

  1.2 Effective Date; Term. The Plan is effective as of the date on which the Plan was adopted by the Board, subject to approval of the stockholders within twelve months before or after such date. No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth anniversary of the effective date of the Plan. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

  1.3 Shares Subject to the Plan. Subject to adjustments as provided in
Article IX, the number of shares of Stock that may be delivered, purchased or used for reference purposes (with respect to SARs or Stock Units) with respect to Awards granted under the Plan shall be 4,000,000 shares. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares without the delivery of shares of Stock or other consideration, the shares subject to such Award shall thereafter be available for further Awards under the Plan.

                                  ARTICLE II

                                  Definitions

  For purposes of the Plan, the following terms shall be defined as set forth below.

  2.1 Administrator means the Compensation Committee or any other committee which is designated by the Board as the "Administrator."

  2.2 Award means any Stock Options (including ISOs and NSOs), SARs (including free-standing and tandem SARs), Restricted Stock Awards, Stock Units, or any combination of the foregoing granted pursuant to the Plan, except, however, when the term is being used under the Plan with respect to a particular category of grant in which case it shall only refer to that particular category of grant.

  2.3 Board means the Board of Directors of the Corporation.

  2.4 Code means the Internal Revenue Code of 1986, as amended.

  2.5 Fair Market Value of the Stock on any given date means the average of the high and low price of a share of Stock, as traded on a national securities exchange.

  2.6 Grant Agreement means the agreement between the Corporation and the Participant pursuant to which the Corporation authorizes an Award hereunder. Each Grant Agreement entered into between the Corporation and a Participant with respect to an Award granted under the Plan shall contain such provisions, consistent with the provisions of the Plan, as may be established by the Administrator.

  2.7 Grant Date means the date on which the Administrator formally acts to grant an Award to a Participant or such other date as the Administrator shall so designate at the time of taking such formal action.

  2.8 ISO means any Stock Option designated and qualified as an "incentive stock option" as defined in Code section 422.

  2.9 NSO means any Option that is not an ISO.

  2.10 Option means any option to purchase shares of Stock granted under
Article V.

  2.10 Parent means a corporation, whether now or hereafter existing, within the meaning of the definition of "parent corporation" provided in Code section 424(e), or any successor to such definition.

  2.11 Participant means any person to whom any Award is granted pursuant to the Plan.

  2.12 Restricted Stock Award means any Award of shares of restricted Stock granted pursuant to Article VII of the Plan.

  2.13 SAR means a stock appreciation right, as awarded under Article VI.

  2.14 Stock means the voting common stock of the Corporation, subject to adjustments pursuant to the Plan.

  2.15 Stock Unit means credits to a bookkeeping reserve account solely for accounting purposes, where the amount of the credit shall equal the Fair Market Value of a share of Stock on the date of grant (unless the Administrator provides otherwise in the Grant Agreement) and which shall be subsequently increased or decreased to reflect the Fair Market Value of a share of Stock. Stock Units do not require segregation of any of the Corporation's assets. Stock Units are awarded under Article VII.

  2.16 Subsidiary means any corporation or other entity (other than the Corporation) in any unbroken chain of corporations or other entities, beginning with the Corporation, if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

                                  ARTICLE III

                                Administration

  3.1 General. The Plan shall be administered by the Administrator. The Administrator's determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

  3.2 Duties. The Administrator shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable, all within the Administrator's sole and absolute discretion. The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to:

    (a) construe the Plan and any Award under the Plan;

    (b) select the officers and directors to whom Awards may be granted and the time or times at which Awards shall be granted;

    (c) determine the number of shares of Stock to be covered by or used for reference purposes for any Award;

    (d) determine and modify from time to time the terms and conditions, including restrictions, of any Award (including provisions that would allow for cashless exercise of Awards and/or reduction in the exercise price of outstanding Awards) and to approve the form of written instrument evidencing Awards;

    (e) accelerate or otherwise change the time or times at which an Award becomes vested or when an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following a Participant's termination of employment or death;

    (f) impose limitations on Awards, including limitations on transfer and repurchase provisions; and

    (g) modify, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards.

                                  ARTICLE IV

                         Eligibility and Participation

  4.1 Eligibility. Officers and directors of the Corporation shall be eligible to participate in the Plan.

                                   ARTICLE V

                                 Stock Options

  5.1 General. Subject to the other applicable provisions of the Plan, the Administrator may from time to time grant to eligible Participants Awards of ISOs or NSOs. The ISO or NSO Awards granted shall be subject to the following terms and conditions.

  5.2 Grant of Option. The grant of an Option shall be evidenced by a Grant Agreement, executed by the Corporation and the Participant, describing the number of shares of Stock subject to the Option, whether the Option is an ISO or NSO, the Exercise Price of the Option, the vesting period for the Option and such other terms and conditions that the Administrator deems, in it sole discretion, to be appropriate, provided that such terms and conditions are not inconsistent with the Plan.

  5.3 Price. The price per share payable upon the exercise of each Option (the "Exercise Price") shall be determined by the Administrator and set forth in the Grant Agreement; provided, however, that in the case of ISOs, the Exercise Price shall not be less than 100% of the Fair Market Value of the shares on the Grant Date.

  5.4 Payment. Options may be exercised in whole or in part by payment of the Exercise Price of the shares to be acquired in accordance with the provisions of the Grant Agreement, and/or such rules and regulations as the Administrator may prescribe, and/or such determinations, orders, or decisions as the Administrator may make.

  5.5 Terms of Options. The term during which each Option may be exercised shall be determined by the Administrator; provided, however, that in no event shall an ISO be exercisable more than ten years from the date it is granted.

  5.6 Reload Options. The terms of an Option may provide for the automatic grant of a new Option Award when the Exercise Price of the Option and/or any related tax withholding obligation is paid by tendering shares of Stock.

  5.7 Restrictions on ISOs. ISO Awards granted under the Plan shall comply in all respects with Code section 422 and, as such, shall meet the following additional requirements:

    (a) Grant Date. An ISO must be granted within ten (10) years of the earlier of the Plan's adoption by the Board of Directors or approval by the Corporation's shareholders.

    (b) Exercise Price and Term. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of the shares on the date the Option is granted and the term of the Option shall not exceed ten (10) years. Notwithstanding the immediately preceding sentence, the Exercise Price of any ISO granted to a Participant who owns, within the meaning of Code section 422(b)(6), after application of the attribution rules in Code section 424(d), more than ten percent (10%) of the total combined voting power of all classes of shares of the Corporation, or its Parent or Subsidiary corporations, shall be not less than 110% of the Fair Market Value of the Stock on the Grant Date and the term of such ISO shall not exceed five (5) years.

    (c) Maximum Grant. The aggregate Fair Market Value (determined as of the Grant Date) of shares of Stock with respect to which all ISOs first become exercisable by any Participant in any calendar year under this or any other plan of the Corporation and its Parent and Subsidiary corporations may not exceed $100,000 or such other amount as may be permitted from time to time under Code section 422. To the extent that such aggregate Fair Market Value shall exceed $100,000, or other applicable amount, such Options shall be treated as NSOs. In such case, the Corporation may designate the shares of Stock that are to be treated as stock acquired pursuant to the exercise of an ISO by issuing a separate certificate for such shares and identifying the certificate as ISO shares in the stock transfer records of the Corporation.

    (d) Participant. ISOs shall only be issued to employees of the Corporation, or of a Parent or Subsidiary of the Corporation.

    (e) Tandem Options Prohibited. An ISO may not be granted in tandem with a NSO in such a manner that the exercise of one affects a Participant's right to exercise the other.

    (f) Designation. No option shall be an ISO unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such Option.

  5.8 Exercisability. Options shall be exercisable as provided in the Grant Agreement.

  5.9 Transferability. ISOs shall be non-transferable. Except as provided in the Grant Agreement, NSOs shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution.

                                  ARTICLE VI

                           Stock Appreciation Rights

  6.1 Award of SARs. Subject to the other applicable provisions of the Plan, the Administrator may at any time and from time to time grant SARs to eligible Participants, either on a free-standing basis (without regard to or in addition to the grant of an Option) or on a tandem basis (related to the grant of an underlying Option).

  6.2 Restrictions on Tandem SARs. ISOs may not be surrendered in connection with the exercise of a tandem SAR unless the Fair Market Value of the Stock subject to the ISO is greater than the Exercise Price for such ISO. SARs granted in tandem with Options shall be exercisable only to the same extent and subject to the same conditions as the related Options are exercisable. The Administrator may, in its discretion, prescribe additional conditions to the exercise of any such tandem SAR.

  6.3 Amount of Payment Upon Exercise of SARs. A SAR shall entitle the Participant to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. In the case of exercise of a tandem SAR, such payment shall be made in exchange for the surrender of the unexercised related Option (or any portions thereof which the Participant from time to time determines to surrender for this purpose).

  6.4 Form of Payment Upon Exercise of SARs. Payment by the Corporation of the amount receivable upon any exercise of a SAR may be made by the delivery of Stock or cash, or any combination of Stock and cash, as determined in the sole discretion of the Administrator.

  6.5 Transferability. SARs shall be transferable only as provided in the Grant Agreement.

                                  ARTICLE VII

                       Restricted Stock and Stock Units

  7.1 Grants. Subject to the other applicable provisions of the Plan, the Administrator may grant Restricted Stock or Stock Units to Participants in such amounts and for such consideration, including no consideration or such minimum consideration as may be required by law, as it determines. Such Awards shall be made pursuant to a Grant Agreement.

  7.2 Terms and Conditions. A Restricted Stock Award entitles the recipient to acquire shares of Stock and a Stock Unit Award entitles the recipient to be paid the Fair Market Value of the Stock on the exercise date. Stock Units may be settled in Stock, cash or a combination thereof, as determined by the Administrator. Restricted Stock Awards and Stock Unit Awards are subject to vesting periods and other restrictions and conditions as the Administrator may include in the Grant Agreement.

  7.3 Restricted Stock.

  (a) The Grant Agreement for each Restricted Stock Award shall specify the applicable restrictions on such shares of Stock, the duration of such restrictions, and the times at which such restrictions shall lapse with respect to all or a specified number of shares of Stock that are part of the Award. Notwithstanding the foregoing, the Administrator may reduce or shorten the duration of any restriction applicable to any shares of Stock awarded to any Participant under the Plan.

  (b) Share certificates with respect to restricted shares of Stock may be issued at the time of grant of the Restricted Stock Award, subject to forfeiture if the restrictions do not lapse, or upon lapse of the restrictions. If share certificates are issued at the time of grant of the Restricted Stock Award, the certificates shall bear an appropriate legend with respect to the restrictions applicable to such Restricted Stock Award (as described in Section 11.1) or, alternatively, the Participant may be required to deposit the certificates with the Corporation during the period of any restriction thereon and to execute a blank stock power or other instrument of transfer.

  (c) The extent of the Participant's rights as a shareholder with respect to the Restricted Stock shall be specified in the Grant Agreement.

  7.4 Stock Units.

  (a) The grant of Stock Units shall be evidenced by a Grant Agreement that states the number of Stock Units evidenced thereby and the terms and conditions of such Stock Units.

  (b) Stock Units may be exercised in the manner described in the Grant
Agreement.

  (c) The extent of the Participant's rights as a shareholder with respect to the Stock Units shall be specified in the Grant Agreement.

  7.5 Transferability. Unvested Restricted Stock Awards or Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Grant Agreement.

                                 ARTICLE VIII

                                Tax Withholding

  8.1 Corporation's Right to Demand Payment for Withholding.

  (a) Subject to subparagraph (b), as a condition to taking any action otherwise required under the Plan or any Grant Agreement, the Corporation shall have the right to require assurance that the Participant will remit to the Corporation when required an amount sufficient to satisfy federal, state and local tax withholding requirements.. The Administrator may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns, through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan or through any other method determined by the Administrator.

  (b) If a Participant makes a disposition of shares of Stock acquired upon the exercise of an ISO within either two (2) years after the Option was granted or one (1) year after its exercise by the Participant, the Participant shall promptly notify the Corporation and the Corporation shall have the right to require the Participant to pay to the Corporation an amount sufficient to satisfy federal, state and local tax withholding requirements.

                                  ARTICLE IX

                            Corporate Transactions

  9.1 Adjustments Due to Special Circumstances.

  (a) In the event of any change in the capital structure or business of the Corporation by reason of any stock dividend or extraordinary dividend, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, non-cash distributions with respect to its outstanding Stock, reclassification of the Corporation's capital stock, any sale or transfer of all or part of the Corporation's assets or business, or any similar change affecting the Corporation's capital structure or business or the capital structure of any business of any Subsidiary, as determined by the Administrator, if the Administrator determines that an adjustment is equitable, then the Administrator may make such adjustments as it deems equitable with respect to the Plan and Awards, including, without limitation, in: (i) the number of shares of Stock that can be granted or used for reference purposes pursuant to the Plan; (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan; and (iii) the exercise price, base price, or purchase price applicable to outstanding Awards under the Plan. The adjustment by the Administrator shall be final, binding and conclusive.

  (b) The Administrator may cancel outstanding Awards, but not outstanding Stock or Restricted Stock Awards, in connection with any merger, consolidation of the Corporation, or any sale or transfer of all or part of the Corporation's assets or business, or any similar event. The Administrator may determine to make no compensation whatsoever for any canceled Awards that are not in-the-money (as hereinafter defined) or for any canceled Awards to the extent not vested. The Corporation shall provide payment in cash or other property for the in-the-money value of the vested portion of Awards that are in-the-money and that are canceled as aforesaid. Awards are "in-the-money" only to the extent of their then realizable market value, without taking into account the potential future increase in the value of the Award (whether under Black-Scholes-type formulas or otherwise). The opinion by the Administrator of the in-the-money value of any Award shall be final, binding and conclusive.

  9.2 Substitution of Options. In the event that, by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall authorize the issuance or assumption of a stock option or stock options in a transaction to which Code section 424(a) applies, then, notwithstanding any other provision of the Plan, the Administrator may grant options upon such terms and conditions as it may deem appropriate for the purpose of assumption of the old option, or substitution of a new option for the old option, in conformity with the provisions of Code section 424(a) and the rules and regulations thereunder, as they may be amended from time to time.

                                   ARTICLE X

                           Amendment and Termination

  10.1 Amendment. The Board may amend the Plan at any time and from time to time, provided that (i) no amendment shall deprive any person of any rights granted under the Plan before the effective date of such amendment, without such person's consent; and (ii) amendments may be subject to shareholder approval to the extent needed to comply with applicable law and stock exchange requirements.

  10.2 Termination. The Board reserves the right to terminate the Plan in whole or in part at any time, without the consent of any person granted any rights under the Plan.

                                  ARTICLE XI

                                 Miscellaneous

  11.1 Restrictive Legends. The Corporation may at any time place legends referencing any restrictions described in the Grant Agreement and any applicable federal or state securities law restrictions on all certificates representing shares of Stock underlying an Award.

  11.2 Compliance with Governmental Regulations. Notwithstanding any provision of the Plan or the terms of any Grant Agreement entered into pursuant to the Plan, the Corporation shall not be required to issue any shares hereunder prior to registration of the shares subject to the Plan under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, if such registration shall be necessary, or before compliance by the Corporation or any Participant with any other provisions of either of those acts or of regulations or rulings of the Securities and Exchange Commission thereunder, or before compliance with other federal and state laws and regulations and rulings thereunder, including the rules any applicable securities exchange or quotation system.

  11.3 No Guarantee of Employment. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Corporation or give any person any right to any payment whatsoever, except to the extent of the benefits provided for hereunder.

  11.4 Governing Law. The provisions of this Plan shall be governed by, construed and administered in accordance with applicable federal law; provided, however, that to the extent not in conflict with federal law, this Plan shall be governed by, construed and administered under the laws of Connecticut, other than its laws respecting choice of law.

  11.5 Severability. If any provision of the Plan shall be held invalid, the remainder of this Plan shall not be affected thereby and the remainder of the Plan shall continue in force.

                             UNITED RENTALS, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Bradley S. Jacobs, John N. Milne, Michael J. Nolan or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of United Rentals, Inc. (the "Company") to be held on June 5, 2001 at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company and (subject to the following sentence) all shares of preferred stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting. This proxy does not confer authority to vote any shares of preferred stock with respect to any matter as to which the holders of such preferred stock have the right to vote as a separate class.

                        (To be Signed on Reverse Side)

--------------------------------------------------------------------------------

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

[X] Please mark your votes
    as in this example.

 1.   Election of       For     Withheld        Nominees:
      Directors         [ ]       [ ]           Richard D. Colburn
                                                Bradley S. Jacobs
                                                John N. Milne
                                                Timothy J. Tully
                                                Christian M. Weyer

For, except vote withheld from the following nominees:

--------------------------------------------

2.   Approval of 2001 Senior Stock Plan         For     Against     Abstain
                                                [ ]       [ ]         [ ]

3.   Ratification of Appointment of             For     Against     Abstain
     Independent Auditors                       [ ]       [ ]         [ ]

SIGNATURE(S)                                    DATE
            ------------------------------------    ----------------------------
NOTE: Please sign exactly as name appears hereon, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.